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                                                              EXHIBIT 99-5(b)(2)

                                LETTER AGREEMENT


May 1, 1989

Frank Russell Company
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Section 3 of the Service Agreement between Frank Russell Investment Company and Frank Russell Company, dated May 1, 1987, the Frank Russell Investment Company advises you that it is creating a new fund to be named the Real Estate Securities Fund (the "Fund") and that the Fund desires Frank Russell Company to provide Portfolio Activity Reports ("PAR") and Analysis of International Management ("AIM") to the Fund pursuant to the terms and conditions of the Service Agreement. The fees to be charged by the Administrator to the Fund in return for its services are the same as those set forth in the Service Agreement.

Please indicate your acceptance to provide the service to the Real Estate Securities Fund by executing the acceptance copy of the Letter Agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By: /s/ George W. Weber
    -------------------------------
        George W. Weber
        Vice President - Operations

Accepted this 25th day of April, 1989.


FRANK RUSSELL COMPANY

By: /s/ Thomas A. Early
    -------------------------------
        Vice President and Chief Financial Services Controller